EXHIBIT H 6

ARTIO GLOBAL INVESTMENT FUNDS
AMENDMENT TO THE
AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT

          THIS AMENDMENT, dated as of this 16th day of December, 2010, to the Amended and Restated Transfer Agent Servicing Agreement, originally dated as of July 19, 2004, amended and restated as of July 1, 2009 and June 14, 2010 (the “Agreement”), is entered into by and between ARTIO GLOBAL INVESTMENT FUNDS, a Massachusetts trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

          WHEREAS, the parties have entered into the Agreement; and

          WHEREAS, the parties desire to amend the Agreement; and

          WHEREAS, Section 9 of the Agreement allows for an amendment by a written instrument executed by both parties.

          NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ARTIO GLOBAL INVESTMENT FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John Whilesmith	By:	/s/ Michael R. McVoy

Printed Name:	John Whilesmith	Printed Name: Michael R. McVoy

Title:	Secretary	Title: Executive Vice President

By:	/s/ Alex Bogaenko

Printed Name:	Alex Bogaenko

Title:	Treasurer

Amended Exhibit A to the
Amended and Restated Transfer Agent Servicing Agreement – Artio Global Investment Funds

Fund Names

Separate Series of
ARTIO GLOBAL INVESTMENT FUNDS

Name of Series

Artio International Equity Fund
Artio International Equity Fund II
Artio Total Return Bond Fund
Artio Global High Income Fund
Artio U.S. Microcap Fund
Artio U.S. Smallcap Fund
Artio U.S. Midcap Fund
Artio U.S. Multicap Fund
Artio Local Emerging Markets Debt Fund